Newmont Announces Attributable Third Quarter Gold and Copper Production and Sales

This release reflects Newmont's preliminary third quarter operating results and are subject to change when the Company files its third quarter Form 10-Q on Thursday, November 1st.

DENVER, Oct. 16, 2012 /PRNewswire/ -- Newmont Mining Corporation (NYSE: NEM) ("Newmont" or the "Company") today reported preliminary third quarter attributable gold and copper production of 1.24 million ounces and 35 million pounds, respectively. Preliminary attributable gold and copper sales were 1.21 million ounces and 38 million pounds, respectively, at average realized prices of approximately $1,659 per ounce of gold and $3.54 per pound of copper. The London PM Fix average gold price for the quarter was $1,652 per ounce. Third quarter production was impacted by lower mill availability and recoveries at Boddington, and lower ore tonnes and grade mined at Tanami in Australia.

The Company is also expecting a $27 million charge for Hope Bay care and maintenance and a charge of approximately $50 million for restructuring, severance, and related costs in Other Expense for the quarter.

Newmont will report its third quarter 2012 financial results on Thursday, November 1st, 2012, after market close.

Region	Q3 2012 Attributable Production (Kozs, Mlbs)	Q3 2012 Attributable Sales* (Kozs, Mlbs)	YTD 2012 Attributable Production (Kozs, Mlbs)	YTD 2012 Attributable Sales* (Kozs, Mlbs)

Nevada	456	442	1270	1236
La Herradura	52	51	164	164
North America	508	493	1434	1400
Yanacocha	182	182	570	558
La Zanja	14	14	40	40
South America	196	196	610	598
Boddington	166	167	507	507
Other Australia/NZ	229	223	710	690
Batu Hijau	7	7	26	23
Asia Pacific	402	397	1244	1220
Ahafo	131	123	438	422
Africa	131	123	438	422
Total Gold	1237	1209	3726	3640
Boddington	16	17	48	46
Batu Hijau	19	21	60	57
Total Copper	35	38	108	103
*Included in attributable sales are Newmont's non-consolidated equity interests in La Zanja and Duketon.

Conference Call Information

A conference call will be held on Friday, November 2, 2012 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company's website.

Conference Call Details
Dial-In Number	888.566.1822
Intl Dial-In Number	312.470.7116
Leader	John Seaberg
Passcode	Newmont
Replay Number	800-834-5839
Intl Replay Number	203-369-3351
Replay Passcode	2012
Webcast Details
URL	http://services.choruscall.com/links/newmont121102.html

Please download the free Newmont Investor Relations iPad application from the Apple Online App Store, keyword search "Newmont".

Cautionary Statement About Preliminary Results

We caution you that, whether or not expressly stated, all measures of the Company's third quarter financial results and condition contained in this news release, including production, sales, average realized price, care and maintenance costs and other expenses, are preliminary results as of the date of this news release. Actual reported third quarter results are subject to management's final review as well as review by the Company's independent registered accounting firm, and may vary due to a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied. For a discussion of factors that may adversely affect our financial results and condition, refer to the Company's 2011 Annual Report on Form 10-K, filed on February 24, 2012, with the Securities and Exchange Commission ("SEC"), as well as the Company's other SEC filings, available on the SEC's website at www.sec.gov. Investors are encouraged to review the Company's third quarter Form 10-Q, which is expected to be filed on Form 10-Q on or prior to Friday, November 2, 2012 for the actual reported third quarter results.

Appendix Attributable Production
Region	Q3 2011 Attributable Production (Kozs, Mlbs)	Q2 2012 Attributable Production (Kozs, Mlbs)	Q3 2012 Attributable Production (Kozs, Mlbs)	2011 YTD Attributable Production (Kozs, Mlbs)	2012 YTD Attributable Production (Kozs, Mlbs)	% Change Q3 2012 vs Q3 2011	% Change Q3 2012 vs Q2 2012	% Change YTD 2012 vs YTD 2011

Nevada	428	378	456	1218	1270	7%	21%	4%
La Herradura	54	59	52	156	164	-4%	-12%	5%
North America	482	437	508	1374	1434	5%	16%	4%
Yanacocha	169	200	182	492	570	8%	-9%	16%
La Zanja	19	13	14	49	40	-26%	8%	-18%
South America	188	213	196	541	610	4%	-8%	13%
Boddington	166	180	166	536	508	0%	-8%	-5%
Other Australia/NZ	263	212	229	814	710	-13%	8%	-13%
Batu Hijau	66	8	7	138	26	-89%	-13%	-81%
Asia Pacific	495	400	402	1488	1244	-19%	0%	-16%
Ahafo	146	132	131	478	438	-10%	-1%	-8%
Africa	146	132	131	478	438	-10%	-1%	-8%
Total Gold	1311	1182	1237	3881	3726	-6%	5%	-4%
Boddington	17	18	16	47	48	-7%	-12%	2%
Batu Hijau	41	20	19	112	60	-54%	-5%	-46%
Total Copper	58	38	35	159	108	-40%	-8%	-32%

CONTACT: Media, Omar Jabara, +1-303-837-5114, omar.jabara@newmont.com, or Diane Reberger, +1-303-967-9455, diane.reberger@newmont.com, or Investors, John Seaberg, +1-303-837-5743, john.seaberg@newmont.com, or Karli Anderson, +1-303-837-6049, karli.anderson@newmont.com